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                                    EXHIBIT 4

                        CONSENT OF KPMG PEAT MARWICK LLP.

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                        Consent of Independent Auditors


The Board of Directors
WSFS Financial Corporation:

We consent to incorporation by reference in the Registration Statement (No. 33-56108) on Form S-8 of WSFS Financial Corporation of our report dated January 20, 1997, relating to the consolidated statement of condition of WSFS Financial Corporation and subsidiaries as of December 31, 1996, and 1995, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of WSFS Financial Corporation.

/s/ KPMG Peat Marwick LLP



Philadelphia, Pennsylvania
March 21, 1997